Exhibit 99.1
APPROVED BY:
Linda Rubinstein
Vice President & Chief Financial Officer
Solexa, Inc.
510-670-9300

CONTACTS:
North American Media Contact:	Investor Contacts:
EVC Group, Inc	EVC Group
Steve DiMattia	Doug Sherk
646-277-8706	415-896-6818
sdimattia@evcgroup.com	dsherk@evcgroup.com

European Media Contact:	Jenifer Kirtland
Northbank Communications	415-896-2005
Sue Charles, CEO	jkirtland@evcgroup.com
+44 (0)20 7886 8152
s.charles@northbankcommunications.com
For Immediate Release
SOLEXA APPOINTS JOSEPH WHITTERS TO BOARD OF DIRECTORS
HAYWARD, Calif. and Cambridge, U.K. (August 3, 2006) — Solexa, Inc. (Nasdaq: SLXA) today announced the appointment of Joseph Whitters, 48, a veteran healthcare industry executive, to its Board of Directors. The Company also announced the resignations of Craig Taylor and Genghis Lloyd-Harris from its Board of Directors.
Mr. Whitters has nearly 20 years of experience in financial management positions in the healthcare industry. He was chief financial officer for most of his nearly two decade career at First Health Group Corporation and was executive vice president at the time of its sale to Coventry Health Plans in 2005. During his tenure at First Health, Mr. Whitters was deeply involved with a broad spectrum of the company’s financial activities, including mergers and acquisitions, new ventures and Sarbanes-Oxley compliance. Mr. Whitters led and participated in more than $1 billion in acquisitions and numerous public offerings, and helped grow First Health from $5 million in revenue when he joined the company, to $900 million 18 years later in 2005.
“We are delighted that Joe has joined the Solexa Board of Directors,” said John West, chief executive officer of Solexa. “His financial expertise and track record of organic growth and growth by acquisition will be invaluable as we build Solexa into a world-class commercial enterprise.”
“I am very pleased to join the Solexa Board at this exciting time, as the company embarks on commercial shipments of its next-generation genetic analysis system,” said Mr. Whitters. “I look forward to working with the Board and the management team as Solexa deploys its technology to build a robust business.”
Prior to joining First Health in 1986, Mr. Whitters served as a controller for United HealthCare Corporation and as a manager of accounting and taxation at Overland Express. He was a former advisory committee participant for Nasdaq. Mr. Whitters currently serves as a board member for Mentor Corp, Luminent Mortgage Capital and Omnicell. Mr. Whitters received his bachelor’s degree in accounting from Luther College.
Mr. West also commented, “I would also like to extend my sincere gratitude and appreciation to Craig Taylor and Genghis Lloyd-Harris for the many contributions they have made to our company. Through his association with Asset Management Company, Craig was one of the original supporters of Lynx Therapeutics, dating from the spin-off of Lynx in 1992. He has served as chairman of our board since 2000 and was our acting chief financial officer from 1994 to 1997. I thank him for his leadership and guidance over the years.”
“Genghis has taken a leadership role with the company since he joined our Board of Directors in 2004 on behalf of Abingworth, Solexa’s original venture investor dating from Solexa Limited’s 1998 seed financing. We are grateful to Genghis for his tireless activities on Solexa’s behalf over the last two years. We wish both Craig and Genghis well in their future endeavors.”
About Solexa
Solexa, Inc. is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development including the commercial introduction of the Company’s novel genetic analysis technology and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006. Solexa does not undertake any obligation to update forward-looking statements.
###